Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NOMADAR CORP

Nomadar Corp, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The name of the Corporation is Nomadar Corp.

2.	The Amended and Restated Certificate of Incorporation of the Corporation is amended by adding the following new paragraph to the end of Article IV, Section C:

(6)	Upon the filing and effectiveness (the “Effective Time”) of this amendment (the “Certificate of Amendment”) to the Corporation’s Certificate of Incorporation, as amended and restated, pursuant to the Delaware General Corporation Law, each two (2) shares of the Class A Common Stock issued immediately prior to the Effective Time (the “Old Class A Common Stock”) shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Class A Common Stock, $0.000001 par value per share (the “New Class A Common Stock”), without any action by the holder thereof (the “Class A Reverse Stock Split”). No fractional shares of New Class A Common Stock shall be issued as a result of the Class A Reverse Stock Split. Upon surrender after the Effective Time of a book entry position which formerly represented shares of Old Class A Common Stock that were issued and outstanding immediately prior to the Effective Time, if any holder would otherwise be entitled to a fractional share of New Class A Common Stock as a result of the Class A Reverse Stock Split, following the Effective Time, the Corporation shall, in lieu of issuing any such fractional share, issue one whole share of New Class A Common Stock to such holder. Each book entry position that immediately prior to the Effective Time represented shares of Old Class A Common Stock shall thereafter represent that number of shares of New Class A Common Stock into which the shares of Old Class A Common Stock represented by such book entry position shall have been reclassified and combined, subject to the elimination of fractional shares set forth above.

(7)	Upon the Effective Time of the Certificate of Amendment, each two (2) shares of the Class B Common Stock issued immediately prior to the Effective Time (the “Old Class B Common Stock”) shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Class B Common Stock, $0.000001 par value per share (the “New Class B Common Stock”), without any action by the holder thereof (the “Class B Reverse Stock Split”). No fractional shares of New Class B Common Stock shall be issued as a result of the Class B Reverse Stock Split. Upon surrender after the Effective Time of a book entry position which formerly represented shares of Old Class B Common Stock that were issued and outstanding immediately prior to the Effective Time, if any holder would otherwise be entitled to a fractional share of New Class B Common Stock as a result of the Class B Reverse Stock Split, following the Effective Time, the Corporation shall, in lieu of issuing any such fractional share, issue one whole share of New Class B Common Stock to such holder. Each book entry position that immediately prior to the Effective Time represented shares of Old Class B Common Stock shall thereafter represent that number of shares of New Class B Common Stock into which the shares of Old Class B Common Stock represented by such book entry position shall have been reclassified and combined, subject to the elimination of fractional shares set forth above.

3.	This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the 26th day of November, 2024.

By:	/s/ Ivan Contreras Torres
Ivan Contreras Torres
Chief Executive Officer